Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statement of Bio Solutions Manufacturing, Inc. on Form SB-2 and related prospectuses of our audit report dated March 21, 2007, relating to the financial statements of Bio Solutions Manufacturing, Inc., which report appears in this Registration Statement of Bio Solutions Manufacturing, Inc. for the fiscal year ended October 31, 2006. We also consent to the reference of our name as it appears under the caption “Experts”.

/s/ Sherb & Co., LLP

Sherb & Co., LLP
New York, New York

September 10, 2007